Exhibit 99.1

October 3, 2024

TO:	COEUR MINING, INC. (THE “PARENT”)

Dear Sirs/Madams:

Re:	Support and Voting Agreement

BACKGROUND

The undersigned understands that SILVERCREST METALS INC. (the “Company”), COMPAÑÍA MINERA LA LLAMARADA, S.A. DE C.V., COEUR ROCHESTER, INC., 1504648 B.C. UNLIMITED LIABILITY COMPANY (the “Acquiror”) and the Parent wish to enter into an arrangement agreement on the date hereof (the “Arrangement Agreement”) contemplating the acquisition by the Acquiror of all of the issued and outstanding common shares in the capital of the Company pursuant to a plan of arrangement under the provisions of the Business Corporations Act (British Columbia).

Capitalized terms used in this letter agreement and not otherwise defined herein shall have the respective meanings given to them in the Arrangement Agreement.

The undersigned is the beneficial owner of, or exercises control or direction over, ● Company Shares, ● Company RSUs, ● Company PSUs, ● Company DSUs and ● Company Options. The Company Shares, the Company RSUs, the Company PSUs, the Company DSUs and the Company Options, together with any other securities of the Company directly or indirectly acquired by or issued to the undersigned during the term of this letter agreement, are collectively referred to herein as the “Subject Securities”.

This letter agreement sets out the terms and conditions of the agreement of the undersigned, among other things, to vote or cause to be voted any Company Shares and any other Subject Securities entitled to be voted held by the undersigned in favour of the Arrangement and any other matter that would reasonably be expected to facilitate the Arrangement and to abide by the restrictions and covenants set forth herein.

REPRESENTATIONS, WARRANTIES AND AGREEMENTS

From the date hereof until the earliest of (a) the Effective Time, (b) the date the Arrangement Agreement is terminated in accordance with its terms, (c) the date on which a Company Change in Recommendation is undertaken by the Company Board and (d) the completion of the Company Meeting (the earliest such date, the “Termination Date”), the undersigned agrees, in his or her capacity as securityholder and not in his or her capacity as an officer or director of the Company:

1.
at any meeting of shareholders of the Company to be held to consider the Arrangement (including the Company Meeting) or any of the other transactions contemplated by the Arrangement Agreement, or any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) with respect to the Arrangement or any of the transactions contemplated by the Arrangement Agreement is sought, to attend (in person or by proxy) and be counted as present for purposes of establishing quorum and to vote or to cause to be voted (and not withdraw any proxies or change his or her vote in respect thereof) the Subject Securities (as hereinafter defined) entitled to be voted (a) in favour of the approval, consent, ratification and adoption of the Arrangement Resolution and any other matter necessary for the consummation of the Arrangement, and (b) against any resolution, action, proposal, transaction or agreement proposed by any other Person, that would reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the Arrangement, or delay, frustrate or interfere with the completion of the Arrangement;

2.
no later than ten days prior to a meeting where the undersigned is required to vote or cause to be voted the Subject Securities in accordance with paragraph 1 hereof,  to deliver or to cause to be delivered to the Company or its transfer agent in accordance with the instructions to be set out in the Company Circular in connection with such meeting, duly executed proxies or voting instruction forms, as applicable, in respect of all of the Subject Securities required to be voted or caused to be voted at such meeting (a) instructing the holder thereof to vote (i) in favour of the Arrangement Resolution and any other matter necessary for the consummation of the Arrangement, and (ii) against any matter that would reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the Arrangement, or delay, frustrate or interfere with the completion of the Arrangement, and (b) naming those individuals as may be designated by the Company in the Company Circular in connection with the meeting of shareholders of the Company at which the Arrangement Resolution will be voted on;

3.
not to (a) grant or agree to grant any proxy, power of attorney or other right to vote the Subject Securities, except for proxies or voting instructions to vote, or cause to be voted, securities in accordance with this letter agreement or with respect to any annual business to be considered at the Company Meeting, or (b) enter into any agreement or undertaking (including any voting agreement or voting trust with respect to the Subject Securities) that is otherwise inconsistent with, or would interfere with, or prohibit or prevent the undersigned from satisfying, its obligations pursuant to this letter agreement;

4.
not to exercise any rights to dissent or rights of appraisal provided under any Laws or otherwise in connection with the Arrangement and not exercise any shareholder rights or remedies available at common law or pursuant to securities or corporate Laws to delay or prevent the Arrangement;

5.
not to make any statements or take any action against the Arrangement or any aspect thereof and to not bring, or threaten to bring, any suits or proceeding for the purpose of, or which has the effect of, directly or indirectly, frustrating, stopping, preventing, impeding, delaying or varying the Arrangement; and

6.
except as contemplated by the Arrangement Agreement or upon the settlement of awards or other securities of the Company or the exercise of other rights to purchase Company Shares, including any purchases of Company Shares under any of the Company Incentive Awards, not to, directly or indirectly (a) sell, transfer, gift, assign, grant a participation interest in, option, pledge, hypothecate, grant a security or voting interest in or otherwise convey or encumber (each, a “Transfer”), or enter into any agreement, option or other arrangement (including any profit sharing arrangement, forward sale or other monetization arrangement) with respect to the Transfer of any of its Subject Securities to any Person without your prior written consent, other than pursuant to the Arrangement Agreement; or (b) agree to take any actions described in the foregoing clause (a).

Notwithstanding any provision of this letter agreement to the contrary, the Parent acknowledges and agrees that the undersigned is executing this letter agreement and is bound hereunder solely in the undersigned’s capacity as a securityholder of the Company. Without limiting the provisions of the Arrangement Agreement: (a) nothing contained in this letter agreement shall in any way limit or restrict any actions the undersigned may take in the undersigned’s capacity as director or officer of the Company (including exercising rights of the Company or the Company Board under the Arrangement Agreement), or limit in any way whatsoever the exercise of the undersigned’s fiduciary duties as director or officer of the Company; and (b) the undersigned will be entitled to (i) Transfer any Subject Securities (1) to any member of such stockholder’s immediate family, or to a trust for the benefit of the undersigned or any member of undersigned’s immediate family, in each case for the purposes of estate planning, (2) upon the death of the undersigned, to any member of undersigned’s immediate family, or to a trust for the benefit of any member of the undersigned’s immediate family, (3) to any entity or Person controlled by the undersigned, or (4) pursuant to a trading plan pursuant to Rule 10b5-1 that exists as of the date of this letter agreement, (ii) exercise his or her rights under the Company Incentive Awards beneficially owned by him or her and (iii) sell or otherwise dispose of Subject Securities to the extent the proceeds of such sale or disposition are paid towards (or otherwise set-off from) the exercise price and/or tax liability incurred as a result of the exercise and/or settlement of a Company Incentive Award.

The undersigned hereby represents and warrants that (a) it is the sole registered and/or beneficial owner of the Subject Securities, with good and marketable title thereto free of any and all encumbrances and demands of any nature or kind whatsoever, and the undersigned has the sole right to vote (in the case of the Subject Securities entitled to be voted) and dispose of (in the case of transferable Subject Securities) all of the Subject Securities, (b) except for the Arrangement Agreement and this letter agreement, no person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, acquisition or transfer from the undersigned or the applicable holder any of the Subject Securities or any interest therein or right thereto, and (c) the only securities of the Company beneficially owned or controlled, directly or indirectly, by the undersigned on the date hereof are the Subject Securities.

The undersigned acknowledges that the Acquiror and the Parent are relying on the representations and warranties of the undersigned set forth in this letter agreement in connection with the Parent’s execution and delivery of the Arrangement Agreement.

The undersigned agrees that the details of this letter agreement may be described in any press release, proxy statement or information circular or other communication prepared by the Company or the Parent in connection with the Arrangement and in any material change report prepared by the Company or the Parent in connection with the execution and delivery of this letter agreement and the undersigned further agrees to this letter agreement being made publicly available, including by filing on EDGAR and SEDAR+ and by any filings required under Securities Laws (including disclosure of my identity and the nature of my commitments, arrangements and understandings under this letter agreement and any other information required by Law), in accordance with Securities Laws.

This letter agreement shall automatically terminate and be of no further force or effect upon the Termination Date.

This letter agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of British Columbia and the Laws of Canada applicable therein and each  of the parties hereto hereby irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to this letter agreement.

This letter agreement shall be binding upon the undersigned and the Parent and upon their respective heirs, legal representatives, successors and permitted assigns (as applicable), provided that neither the undersigned nor the Parent may assign, delegate or otherwise transfer any of its respective rights, interests or obligations under this letter agreement without the prior written consent of the other.

The undersigned acknowledges and agrees that the Parent would be damaged irreparably in the event any of the provisions of this letter agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, the undersigned agrees that, without posting bond or other undertaking, the Parent will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this letter agreement and to seek to enforce by specific performance this letter agreement and the terms and provisions hereof.

The undersigned hereby represents and warrants that (a) this letter agreement has been duly executed and delivered and is a valid and binding agreement, enforceable against the undersigned in accordance with its terms, and the performance by the undersigned of its obligations hereunder will not constitute a violation or breach of, or default under, or conflict with, any contract, commitment, agreement, understanding or arrangement of any kind to which the undersigned will be a party and by which the undersigned will be bound at the time of such performance, (b) he or she has read this letter agreement in its entirety, understands it and agrees to be bound by its terms and conditions; (c) he or she has been advised to seek independent legal advice with respect to the execution and delivery of this letter agreement and has received such advice or has , without undue influence, elected to waive the benefit of any such advice; and (d) he or she is entering into this letter agreement voluntarily.

This letter agreement may be executed in any number of counterparts (including counterparts by facsimile or electronic mail) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this letter agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the parties.

If the foregoing is in accordance with the Parent’s understanding and is agreed by the Parent, please signify the Parent’s acceptance by executing the enclosed copies of this letter agreement where indicated below by an authorized signatory of the Parent and return the same to the undersigned, upon which the letter agreement as so accepted shall constitute an agreement among the Parent and the undersigned.

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Yours truly,

by:
(Signature)

(Print Name)

(Place of Residency)

(Title)

Address:

Accepted and agreed on October 3, 2024.

COEUR MINING, INC.

Per:
Name:
Title: